                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THIOKOL CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

[LOGO OF THIOKOL CORPORATION APPEARS HERE]



                                                              SEPTEMBER 22, 1995

Dear Stockholder:

  We invite you to the Annual Meeting of Stockholders of Thiokol Corporation, which will be held on Thursday, October 26, 1995, at the Corporate Office of Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah, commencing at 10:00 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's Annual Report for the fiscal year ended June 30, 1995, is being distributed to stockholders along with this proxy statement.

[SIGNATURE OF JAMES R. WILSON                  [SIGNATURE OF U. EDWIN GARRISON
      APPEARS HERE]                                    APPEARS HERE]
     James R. Wilson                                U. Edwin Garrison
     President and                                  Chairman of the Board
     Chief Executive Officer

                                   NOTICE OF
                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                           THURSDAY, OCTOBER 26, 1995

To the Stockholders:

  The Annual Meeting of Stockholders of Thiokol Corporation (the "Company") will be held on Thursday, October 26, 1995, at the Corporate Office of Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah, at 10:00 a.m. local time, to consider and vote upon:

  1. Election of three directors (see page 2);

  2. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996 (see page
     21); and

  3. Any other business that may properly come before the meeting.

  The close of business on August 22, 1995, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

September 22, 1995

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

                              THIOKOL CORPORATION
                           2475 WASHINGTON BOULEVARD
                             OGDEN, UTAH 84401-2398

                                PROXY STATEMENT

                                                              September 22, 1995

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, October 26, 1995, and at any adjournment thereof (the "1995 Annual Meeting").

  Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1995 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

  On August 22, 1995, the record date for the 1995 Annual Meeting, there were 18,255,344 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

  Pursuant to the By-Laws of the Company, three Judges of Election have been elected by the Board of Directors to serve at the 1995 Annual Meeting. In the event any judge so elected shall not be present at the meeting, that judge shall be replaced with a judge by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum for the transaction of business at the 1995 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1995 Annual Meeting, which means that abstentions, withheld votes and broker no-votes will not affect the election of the candidates. All other proposals, including the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote at the 1995 Annual Meeting to pass. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals and broker no-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. The polls for the casting of ballots at the 1995 Annual Meeting shall open at 8:00 a.m. local time and shall close at 10:00 a.m. on October 26, 1995. For a ten day period prior to the date of the 1995 Annual Meeting, a list of stockholders entitled to vote is open for examination during normal business hours at the Company's principal offices, 2475 Washington Blvd., Ogden, Utah and may be examined by any stockholder for any purpose germane to the meeting.

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. In addition, the Company has retained
D. F. King & Co., Inc. to assist in the solicitation for a fee of $5,000 plus expenses.

                            1. ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of ten directors. James R. Burnett will not stand for re-election due to his retirement. By resolution, in accordance with the By-Laws of the Company, the Board of Directors will reduce the Board membership from ten directors to nine directors effective October 26, 1995. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1995 Annual Meeting, Edsel D. Dunford, U. Edwin Garrison and James R. Wilson will stand for election as nominees for directors for a term to expire at the 1998 Annual Meeting.

  The following table shows the class in which each nominee for director and each director continuing in office serves and the year in which the term of office for each such class expires.

                               BOARD OF DIRECTORS
                          YEAR TERM OF OFFICE EXPIRES
                         AT THE OCTOBER ANNUAL MEETING

                                   1995        1996        1997        1998
                                   ----        ----        ----        ----
NOMINEES FOR DIRECTOR
U. Edwin Garrision(/1/)     )      -------------------------------------
James R. Wilson(/1/)        ))
Edsel D. Dunford(/2/)       )      -------------------------------------

DIRECTORS CONTINUING IN OFFICE

Michael P.C. Carns(/2/)     )      -------------------------
L. Dennis Kozlowski(/3/)    ))
James M. Ringler(/3/)       )      -------------------------

Neil A. Armstrong(/4/)      )      -------------
Charles S. Locke(/4/)       ))
Donald C. Trauscht(/4/)     )      -------------

--------
(/1/) U. Edwin Garrison was elected by stockholders at the 1992 Annual Meeting to a term expiring at the 1995 Annual Meeting. James R. Wilson was elected a director by the Board to a term expiring at the 1995 Annual Meeting.
(/2/) By resolution, in accordance with the By-Laws of the Company, the Board of Directors expanded the Board from eight to ten directors, the vacancies created thereby were filled by Michael P.C. Carns and Edsel D. Dunford for a term to expire at the 1997 and 1995 Annual Meetings respectively.
(/3/) L. Dennis Kozlowski and James M. Ringler were elected by stockholders at the 1994 Annual Meeting to terms expiring at the 1997 Annual Meeting. (/4/) Neil A. Armstrong, Charles S. Locke, and Donald C. Trauscht were elected by stockholders at the 1993 Annual Meeting to terms expiring at the 1996 Annual Meeting.

  The nominees for election as directors at the 1995 Annual Meeting for the above described terms are listed on the following pages. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. All nominees are presently serving as directors and have consented to being named herein and to serve if elected.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors met six times during fiscal year 1995. All incumbent directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

  Directors who are employees of the Company receive no compensation for their service as directors. Mr. James R. Wilson is the only employee serving as a director. Other directors are paid an annual retainer of $30,000 plus a fee of $1,000 and travel expenses for each Board meeting attended.

  The Company maintains a Deferred Fees Plan where non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. The Plan was amended by the Board to permit directors, beginning January 1, 1996, the option of electing the deferral of their directors' fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments (similar to interest), amounts credited to the phantom stock account are credited with amounts reflecting the change in the price of the Company's common stock and payment of dividends. All distributions of a director's cash or phantom stock account are made only in cash. James M. Ringler participates in the Plan. Two retired directors with an interest in the Plan are receiving benefits.

  Effective July 1, 1995, the Company renewed a one year consulting agreement with U. Edwin Garrison, Chairman of the Board, the retired Chief Executive Officer of the Company, pursuant to which he provides advice to the President and Chief Executive Officer and also acts as an advisor to Chairmen of the Committees of the Board of Directors. During fiscal year 1995, Mr. Garrison received payments of $150,000. Effective July 1, 1995, the annual retainer was reduced to $50,000 payable quarterly over the term of the agreement. In addition, Mr. Garrison receives the director's fees paid to non-officer directors.

  Mr. Garrison, as a retired employee of the Company, participates in the Pension Plan and Excess Plan and receives the benefits described on page 12.

NOMINEES FOR DIRECTORS

  THREE-YEAR TERMS EXPIRING AT THE 1998 ANNUAL MEETING

[PHOTO OF     EDSEL D. DUNFORD, age 60, was elected a director of the
 EDSEL D.     Company in January 1995. He served as President and Chief
 DUNFORD      Operating Officer of TRW Inc. from 1991 until his retirement in
 APPEARS      December of 1994. He served as Executive Vice President and
 HERE]        General Manager of TRW Space and Defense Business from 1987 to
              1991. Mr. Dunford is a director of Cooper Tire & Rubber Company and is a trustee at the University of California, Los Angeles.
              Mr. Dunford holds a Bachelor of Science from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

[PHOTO OF     U. EDWIN GARRISON, age 67, Chairman of the Board, retired as
 U. EDWIN     Chief Executive Officer of the Company in June 1993 with 39
 GARRISON     years of service. He served as Chairman of the Board and Chief
 APPEARS      Executive Officer from July 1992 to June 1993; Chairman of the
 HERE]        Board, President and Chief Executive Officer from July 1991 to
              July 1992; and as President and Chief Executive Officer from
              July 1989 to June 1991. He has served as director of the Company since July 1989. Mr. Garrison is a director of Questar
              Corporation and First Security Corporation. He holds a Bachelor of Science degree in Mechanical Engineering from Mississippi
              State University.

[PHOTO OF     JAMES R. WILSON, age 54, has served as President and Chief
 JAMES R.     Executive Officer and a director of the Company since October
 WILSON       1993. He joined the Company in 1989 as Vice President and Chief
 APPEARS      Financial Officer and became Executive Vice President and Chief
 HERE]        Financial Officer in 1992. Prior to joining the Company he was
              Senior Vice President and Chief Financial Officer of Circuit
              City Stores 1987-1988. Mr. Wilson is a director of Rohr, Inc., advisory director of The First Security Bank of Northern Utah and member of the Board of Trustees of the College of Wooster and serves as Finance Chairman. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

  THREE-YEAR TERMS EXPIRING AT THE 1997 ANNUAL MEETING

[PHOTO OF     MICHAEL P.C. CARNS, age 58, was elected a director of the
 MICHAEL      Company in January 1995. General Carns retired as Vice Chief of
 P.C. CARNS   Staff of the United States Air Force in 1994 with 36 years of
 APPEARS      distinguished military service. General Carns holds a Bachelor
 HERE]        of Science degree from the United States Air Force Academy and a
              Masters of Business Administration degree from Harvard
              University.

[PHOTO OF     L. DENNIS KOZLOWSKI, age 48, was elected a director of the
 L. DENNIS    Company in August 1993. He has served as Chairman of the Board,
 KOZLOWSKI    President and Chief Executive Officer of Tyco International
 APPEARS      Ltd., a manufacturer of fire protection and flow control
 HERE]        products, since 1992, as President since 1989, and President of
              Grinnell Corporation, a subsidiary, since 1982. He is a director of Applied Power, Dynatech Corp. and Raytheon Co. Mr. Kozlowski holds a Bachelor of Science and a Master of Business
              Administration degrees from Seton Hall University.

[PHOTO OF     JAMES M. RINGLER, age 50, was elected a director of the
 JAMES M.     Company in August 1993. He has served as the President and Chief
 RINGLER      Operating Officer since 1992 of Premark International, Inc., a
 APPEARS      diversified manufacturer of premium brand name products such as
 HERE]        Tupperware, West Bend, Wilsonart, Hobart, Vulcan, Hartco, Precor
              and Florida Tile; President of its Food Equipment Group from
              1990 to 1992; and as President of the Major Appliance Group of White Consolidated Industries from 1986 to 1990. He is a director of Premark International, Inc. and Reynolds Metals
              Company. Mr. Ringler holds a Bachelor of Science and Master of
              Business Administration degrees from the State University of New
              York at Buffalo.

  TERMS EXPIRING AT THE 1996 ANNUAL MEETING

[PHOTO OF     NEIL A. ARMSTRONG, age 65, became a director of the Company in
 NEIL A.      October of 1989. He has served as Chairman of AIL Systems, Inc.,
 ARMSTRONG    subsidiary of Eaton Corporation, an electronics and systems
 APPEARS      company with sales primarily to the Federal Government. He is a
 HERE]        director of CINergy, Inc., Cincinnati Milacron Inc., Eaton
              Corporation, RMI Titanium Co., and USX Corporation. He holds a
              Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of Science degree in Aerospace
              Engineering from the University of Southern California.

[PHOTO OF     CHARLES S. LOCKE, age 66, is the retired Chairman of the Board
 CHARLES S.   and Chief Executive Officer of Morton International, Inc., a
 LOCKE        manufacturer and marketer of specialty chemicals, automotive
 APPEARS      inflatable restraint systems and salt. He served as Chairman of
 HERE]        the Board and Chief Executive Officer of the Company from 1980 to 1989. Since then, he has continued as a non-employee director of the Company. He is a director of Avon Products, Inc.; NICOR, Inc. and its subsidiary, Northern Illinois Gas Company; and
              Whitman Corporation. Mr. Locke holds Bachelor of Business
              Administration and Master of Science degrees from the University of Mississippi.

[PHOTO OF     DONALD C. TRAUSCHT, age 61, was elected a director of the
 DONALD C.    Company in August 1993 and serves as Chairman of the Board and
 TRAUSCHT     Chief Executive Officer of Borg-Warner Security Corporation, a
 APPEARS      supplier of security services. He served as the Chairman of the
 HERE]        Board, President and Chief Executive Officer of Borg-Warner
              Security Corporation 1993 to 1995; Chairman and President, Borg-
              Warner Corporation, 1990 to 1992, and as Vice President Finance and Strategic, 1987 to 1990. He is a director of Borg-Warner
              Automotive, Inc., Baker Hughes Incorporated, Blue Bird
              Corporation, Imo Industries, Inc., and ESCO Electronics
              Corporation. Mr. Trauscht holds a Bachelor of Science degree from St. Mary's College and a Master of Business Administration degree from the University of Chicago.

COMMITTEES OF THE BOARD

  There are four standing committees of the Company's Board of Directors: Audit Committee, Compensation Committee, Nominating Committee, and Executive Committee.

  The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements, and reviews the fees charged for such audits and for any special assignments given the auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' and the internal auditors' examinations. Members of this Committee are Messrs. Donald C. Trauscht (Chairman), Michael P.C. Carns, Neil A. Armstrong, James R. Burnett, and L. Dennis Kozlowski. The Committee met four times in fiscal year 1995. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and makes recommendations to the Board with respect to the creation and amendment of compensation, retirement and other benefit plans of the Company and its subsidiaries. The Committee also approves compensation actions for Executive Officers and other key employees, administers the Company's executive bonus programs, and administers the Company's stock option and awards plans. Members of the Committee are Messrs. Charles S. Locke (Chairman), James R. Burnett, James M. Ringler, and L. Dennis Kozlowski. The Committee met three times and took action by written unanimous consent two times in fiscal year 1995. All incumbent members attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth below.

  The Nominating Committee reviews the size and composition of the Board, evaluates individuals for potential membership on the Board, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to shareholders for election to the Board at annual meetings of stockholders and makes recommendations to the Board regarding Committee structures and responsibilities. Members of the Committee are Messrs. James R. Burnett (Chairman), Edsel D. Dunford, Charles S. Locke, U. Edwin Garrison and James M. Ringler. The Committee had two meetings in fiscal year 1995. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences and other terms of any of its preferred stock), authorize the issuance of stock, declare dividends, adopt an agreement of merger or consolidation, adopt a certificate of ownership and merger under Delaware law, or recommend to Company stockholders the sale, lease or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution. Members of this Committee are Messrs.
U. Edwin Garrison (Chairman), Charles S. Locke, and James R. Wilson. The Committee had no meetings in fiscal year 1995.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth information as of August 22, 1995, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of the such stock.

        NAME AND ADDRESS                   AMOUNT OF NATURE             PERCENT
      OF BENEFICIAL OWNERS           OF BENEFICIAL OWNERSHIP(/1/)       OF CLASS
      --------------------           ----------------------------       --------
FMR Corp. ......................  Aggregate Amount: 1,317,100             7.2%
82 Devonshire Street              Sole Voting Power: 130,500(/2/)
Boston, Massachusetts 02109       Sole Dispositive Power: 1,317,100       7.2

GSB Investment Management
 Company........................  Aggregate Amount: 1,749,955             9.6%
301 Commerce                      Sole Voting Power: 847,435              4.6
Suite 1501                        Sole Dispositive Power: 1,653,105       9.0
Ft. Worth, Texas 76102            Shared Dispositive Power: 96,850(/2/)

N.M. Capital Management, Inc. ..  Aggregate Amount: 958,307               5.2%
6501 Americas Parkway             Sole Voting Power: 455,951              2.4
Albuquerque, New Mexico 87110

Scudder, Stevens & Clark, Inc...  Aggregate Amount: 1,208,200             6.6%
Two International Place           Sole Voting Power: 703,100              3.8
Boston, Massachusetts 02110       Shared Voting Power: 183,800(/2/)
                                  Sole Dispositive Power: 1,208,200       6.6
The Prudential Insurance Company
 of America.....................  Aggregate Amount: 1,441,330             7.9%
751 Broad Street                  Sole Voting Power: 7,600(/2/)
Newark, New Jersey 07102          Shared Voting Power: 1,433,730          7.8
                                  Sole Dispositive Power: 7,600(/2/)
                                  Shared Dispositive Power: 1,433,730     7.8

--------
(/1/) As reported on Schedule 13G or provided by the stockholder.
(/2/) Less than 1%.

  The following table shows the Company's common stock beneficially owned as of August 22, 1995, by each director and nominee for director and each of the Executive Officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers by the Board of Directors). Unless otherwise indicated in the footnotes, each named person and member of the group has sole voting and investment power with respect to the shares shown.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                    SHARES
                                                                 BENEFICIALLY
   NAME                                                           OWNED(/1/)
   ----                                                          ------------
Neil A. Armstrong...............................................     1,100(/2/)
James R. Burnett................................................     1,000
Michael P.C. Carns..............................................       200
Richard L. Corbin...............................................    18,000
Edsel D. Dunford................................................     1,000
H. George Faulkner..............................................    22,365
U. Edwin Garrison...............................................    91,772
L. Dennis Kozlowski.............................................     1,000
Joseph A. Lombardo..............................................    49,035
Charles S. Locke................................................     2,562
James E. McNulty................................................    43,363
James M. Ringler................................................         0
Donald C. Trauscht..............................................       400
James R. Wilson.................................................    89,622
All directors, nominees and Executive Officers as a group
 (21 persons, including those named)............................   421,664

--------
(/1/) Including shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Corbin 17,000; Faulkner 17,500; Garrison 54,000; Lombardo 48,100; McNulty 40,500; Wilson 85,650; and all directors, nominees and Executive Officers as a group 346,689 shares.
(/2/) Owned by a pension trust in which Mr. Armstrong has sole voting and investment powers.

  No individual's beneficial holdings total more than one percent of the outstanding shares; the holdings of the group represent 2.3 percent of the outstanding shares. Except for Form 4 filed late by Mr. Garrison, reporting two transactions, and Mr. Ringler, reporting one transaction, to the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table sets forth the compensation for the three fiscal years ended June 30, 1995, both long-term and short-term, for services in all capacities earned by those individuals who were as of June 30, 1995, (i) the Chief Executive Officer; and (ii) the other four most highly compensated Executive Officers of the Company and subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                              ------------------------------------- -----------------------
                                                                      AWARDS     PAYOUTS
                                                                    ---------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
        NAME AND                                    OTHER ANNUAL     OPTIONS/      LTIP         ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY  BONUS(/1/) COMPENSATION(/2/)   SARS#    PAYOUTS(/3/) COMPENSATION(/4/)
------------------------ ---- -------- ---------- ----------------- ---------- ------------ -----------------
James R. Wilson......... 1995 $425,000  $467,500      $      0        30,000     $266,030        $4,458
 President and Chief     1994  320,750   347,000             0        40,000      133,936         6,336
 Executive Officer       1993  230,250   193,410       243,205             0      272,255         5,810

Richard L. Corbin(/5/).. 1995  210,000   189,000             0         5,000            0         6,300
 Senior Vice President   1994   26,250         0             0        12,000            0           525
 and Chief Financial     1993      --        --            --            --           --            --
 Officer

Joseph A. Lombardo...... 1995  215,000   175,988             0         9,500      111,000         4,159
 Vice President and      1994  185,000   166,514             0        10,000            0         4,740
 General Manager,        1993  159,055    93,514             0             0            0         4,536
 Space Operations

James E. McNulty........ 1995  191,900   153,520             0         7,500      167,061         4,686
 Executive Vice          1994  178,375   142,760       126,140        10,000       84,471         4,746
 President Human         1993  164,000   110,208             0             0      171,032         4,484
 Resources and
 Administration

H. George Faulkner...... 1995  230,454   112,312             0         9,500            0         5,077
 Vice President,         1994  221,712   175,297             0        10,000            0         5,827
 Fastening Systems; and  1993  216,300    59,180             0             0            0         3,529
 President, Huck
 International, Inc.

--------
(/1/) Bonuses accrued under the Company's Key executive Bonus Plan are paid after the fiscal year in which they are accrued.
(/2/) Amounts paid to Messrs. Wilson and McNulty represent Supplemental Cash
      Payment pursuant to stock options granted prior to fiscal year 1992.
(/3/) The fiscal year 1995 LTIP payouts were made in August 1995 from the Company's Key Executive Long-term Incentive Plan for the plan period July 1, 1992, through June 30, 1995. The fiscal year 1994 and fiscal year 1993 LTIP payouts were made with regard, respectively, to the three-year Plan periods ending June 30, 1994 and June 30, 1993. Mr. Corbin participates in the plan, but will not be eligible for plan benefits prior to completion of the three-year plan period ending June 30, 1997. Beginning with the 1994 award, LTIP payments are made 50 percent in cash and 50 percent Company common stock valued at market on the date of issuance. Messrs. Wilson and McNulty received 1,573 and 982 shares of common stock respectively in 1994; Messrs. Wilson, Lombardo, and McNulty received 2,399, 835 and 1,381 shares respectively in 1995.
(/4/) The amounts are the Company's matching contributions on behalf of each named individual under the Company's Employee Savings and Investment Plan, a 401(k) plan.
(/5/) Mr. Corbin was elected an Executive Officer in May 1994 when he joined the Company.

STOCK OPTION GRANTS IN FISCAL YEAR 1995

  The table below shows the Company's stock option grants in fiscal year 1995 to the named Executive Officers. The 1989 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation Committee to grant stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's common stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE
                                                                                 VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                        APPRECIATION FOR OPTION
                               INDIVIDUAL GRANTS(/1/)                          TERM(/2/)
                         ----------------------------------            -------------------------
                          NUMBER OF    % OF TOTAL  EXERCISE
                          SECURITIES  OPTIONS/SARS OR BASE
                          UNDERLYING   GRANTED TO   PRICE
                         OPTIONS/SARS EMPLOYEES IN   PER    EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR   SHARE      DATE    0%      5%        10%
          ----           ------------ ------------ -------- ---------- ---     --        ---
James R. Wilson.........    30,000        17.5     $24.4375 8/18/2004  $ 0 $1,194,990 $1,898,700
Richard L. Corbin.......     5,000         2.9      24.4375 8/18/2004    0    199,165    316,450
Joseph A. Lombardo......     9,500         5.5      24.4375 8/18/2004    0    378,413    601,255
James E. McNulty........     7,500         4.3      24.4375 8/18/2004    0    298,747    474,675
H. George Faulkner......     9,500         5.5      24.4375 8/18/2004    0    378,413    601,255

--------
(/1/) All stock option grants are issued at market value on the date of grant.
      Issued options are exercisable one year after the date of grant and have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death or disability. For Executive Officer named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined on page 13 under the section Termination of Employment and Change of Control Agreements. Options issued to Executive Officers and certain key employees prior to June 1992 contain supplemental cash payments (tax gross-up payments) provisions. No stock option grants awarded subsequent to June 1992 by the Compensation Committee contain supplemental cash payments. James E. McNulty has 12,200 options eligible for tax gross-up. One other Executive Officer has 708 options eligible for tax gross-up.
(/2/) No gain will be realized by an optionee without an increase in the price of the Company's common stock which will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain would increase the total value of the Company's outstanding common stock by $1,019.2 and $1,619.4 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributed to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this Table is provided solely for illustrative purposes only in compliance with rules promulgated by the Securities and Exchange Commission.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1995

  The following table presents information regarding the exercise during fiscal year 1995 of options held by the named Executive Officers on June 30, 1995, to purchase shares of the Company's common stock and the value of unexercised stock options.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                                    OPTIONS/SARS     AT FY-
                                                      AT FY-END     END(/1/)
                                                         (#)           ($)
                                                    ------------- -------------
                       SHARES ACQUIRED  VALUE(/2/)  EXERCISABLE/  EXERCISABLE/
NAME                   ON EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE
----                   --------------- ------------ ------------- -------------
James R. Wilson.......         0           $ 0        85,650/0     $573,146/0
Richard L. Corbin.....         0             0        17,000/0      102,562/0
Joseph A. Lombardo....         0             0        48,100/0      564,107/0
James E. McNulty......         0             0        40,500/0      429,168/0
H. George Faulkner....         0             0        17,500/0       88,218/0

--------
(/1/) Value is calculated based on the closing New York Stock Exchange price of the Company's common stock as of June 30, 1995, minus the option exercise price.
(/2/) Value is calculated based on the average of the high and low New York
      Stock Exchange price on the day on which the option was exercised minus the option exercise price.

LONG-TERM COMPENSATION

  The following Table sets forth information concerning the named Executive Officers participating in the Company's Key Executive Long-Term Incentive Plan for fiscal year 1995 for the three-year Plan period beginning July 1, 1994, and ending June 30, 1997.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                       ESTIMATED FUTURE PAYOUTS
                                                        UNDER NON-STOCK PRICE-
                                                           BASED PLANS(/1/)
                                                       -------------------------
                                      PERFORMANCES OR
                                        OTHER PERIOD
                                      UNTIL MATURATION     $        $       $
NAME                                     OR PAYOUT     THRESHOLD TARGET  MAXIMUM
----                                  ---------------- --------- ------- -------
James R. Wilson......................     3 Years       90,312   361,250 722,500
Richard L. Corbin....................     3 Years       42,000   168,000 336,000
Joseph A. Lombardo...................     3 Years       43,000   172,000 344,000
James E. McNulty.....................     3 Years       35,981   143,925 287,850
H. George Faulkner...................     3 Years       46,090   184,363 368,726

--------
(/1/) Awards under the Company's Executive Long-Term Incentive Plan are based on attainment of predetermined earnings per share goals and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan provides that bonus payments may be paid in cash or a combination of cash and stock. The stock is valued at market value on the date payment is made. Estimated Future Payouts are for the fiscal year 1995 Plan Period.

  The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved.

RETIREMENT PLAN

  The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

                               PENSION PLAN TABLE

                                  YEARS OF SERVICE
              ---------------------------------------------------------
REMUNERATION     15       20       25       30        35         40
------------  -------- -------- -------- -------- ---------- ----------
 $  200,000   $ 58,601 $ 80,055 $101,503 $122,951 $  144,392 $  159,196
    400,000    119,758  163,518  207,266  251,014    294,747    324,355
    600,000    180,915  246,981  313,029  379,077    445,101    489,513
    800,000    242,071  330,444  418,792  507,140    595,456    654,672
  1,000,000    303,228  413,907  524,555  635,203    745,811    819,831
  1,500,000    456,120  622,564  788,962  955,360  1,121,697  1,232,728

  As of June 30, 1995, the named Executive Officers had the following credit service for determining pension benefits: James R. Wilson, 6 years; Richard L. Corbin, 1 year; Joseph A. Lombardo, 6 years; and James E. McNulty, 6 years.

  All of the Executive Officers named in the Summary Compensation Table, except Mr. Faulkner, participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Executive Officers of the Company retire at age
65. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also, Messrs. Wilson, Corbin, Lombardo, and McNulty participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

  Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code of 1986 (the "Code"), the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

  The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting and payment in the event of a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Lombardo, Corbin and McNulty participate in the SERP.

  The Company may fund and secure all or a part of the Excess Benefit Plan and SERP benefits through the use of a "Rabbi" Trust meeting the Code requirements. All such funding is subject to the claims of the Company's creditors.

  H. George Faulkner participates in the Huck International, Inc. Personal Retirement Account Plan ("PRA"), a cash balance plan, providing benefits based on age and salary. Mr. Faulkner's estimated annual retirement benefit at age 65 is $35,784.60.

  Mr. Faulkner also participates in the Huck International, Inc., Supplemental Executive Retirement Plan ("SERP") which is designed to provide supplemental benefits in addition to the PRA benefits. Mr. Faulkner's estimated annual SERP benefits payable at age 65 is $71,882.

                                 TERMINATION OF
                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  The Company has entered into change of control employment agreements with Messrs. Wilson, Corbin, Lombardo, McNulty and Faulkner and with certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change of control as defined by the agreements, including the following events: (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board" as defined in the agreements; (iii) reorganization, merger or consolidation of the Company; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control; or the Company terminates the executive's employment "without cause" (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus and highest annual bonus plus service and earnings credits under any Company retirement plan, which would have been earned over, and the continuance of fringe benefits during, the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Code and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements for Messrs. Wilson, Corbin, Lombardo, McNulty and Faulkner are $21.7; $6.7; $10.2; $8.5; and $11.0 million respectively.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION
                            IN COMPENSATION PROCESS

  Mr. Charles S. Locke, the retired Chairman of the Board and Chief Executive Officer of Morton International, Inc., and Chairman of the Compensation Committee, was Chairman of the Board and Chief Executive Officer of Morton Thiokol, Inc. prior to the spin-off July 1, 1989, of the Company's chemical and commercial business forming Morton International, Inc. The Company and Morton International, Inc. are independent public corporations. No member of the Compensation Committee participates in any of the Company's Executive Compensation programs or employee benefit plans.

  Under agreements in connection with the spin-off of the Company's commercial businesses, the Company will provide, at fair market value, propellant-related products and certain services to Morton International's manufacturing facility which adjoins a Company facility in Promontory, Utah. In addition, Morton International continues to supply specialty chemical polymers, for use as rocket motor liners, to the Company on arm's-length terms. During fiscal year 1995, the Company purchased $1.5 million in polymer specialty chemicals from Morton and Morton purchased from the Company $1.1 million in services and propellant related products.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Policy

  The Committee's Compensation Policy is designed to provide a competitive compensation program which will attract, retain, motivate and reward talented individuals as Executive Officers and as key employees of the Company. The compensation program is administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term incentives, benefits and perquisites. Compensation grades, ranges and midpoints adopted by the Committee are set based upon nationally recognized compensation databases: (i) the Hewitt Management Compensation Survey 777 consisting of 339 companies; (ii) Towers Perrin Compensation Data Bank consisting of 393 companies; and (iii) the Summit (AIA) survey of 62 aerospace companies. Although there are many other companies represented in these compensation surveys, the Committee also considers the compensation of peer group companies contained in the S&P Aerospace/Defense Index. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies in the compensation surveys. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit is above targets set by the Committee. Annual incentives are related to the Company and operating unit performance and an individual's achievement of qualitative strategic goals. Long-term incentives are designed to balance executive management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance and achievement of strategic goals. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively. The Committee deems that specific financial goals, including earnings per share and return on investment and specific subjectively measured qualitative goals, are proprietary and confidential information, the disclosure of which would reveal future strategies and plans of the Company not otherwise disclosed.

  During fiscal year 1995, the Committee completed its annual review of the compensation programs to determine the continuing effectiveness of the major compensation components. As a result of such review, the Committee determined that no changes in the program designs are required at this time.

  For the compensation program's financial incentives, the Committee also reviewed the impact of the charges to earnings taken by the Company in the third quarter of fiscal year 1995 for restructuring the Company's defense operations and launch vehicle division. The Committee also reviewed the impact of the charges taken in the prior periods for recognition of the accounting charges required in recognition of post-retirement medical and post-employment benefit costs under "Employer's Accounting for Post-Employment Benefits" SFAS 112 and SFAS 106 "Employer's Accounting for Post-Retirement Benefits other than Pensions." The Committee concluded that in the best interests of the Company and the incentive plan participants, the impact of these charges would be excluded for measuring the level of achievement of the financial performance results against the financial goals previously established by the Committee for both the annual and long-term incentive plans. The Committee concluded that by excluding such charges, the impact on the compensation plans for the current and subsequent fiscal years would be minimized.

  The Committee also reviewed the impact of the Company's federal income tax refund and determined that it was in the best interest of the Company and plan participants that such refund amounts be excluded from the measurement of the achievement of the financial results for the annual incentive plans. The Committee determined, however, that the federal income tax refund would be included in the measurement of the achievement of the financial results against the financial goals set by the Committee for the Executive Long-Term Incentive Plan. Such recognition reflects the successful efforts of the participants in the program in achieving the refund over a period of several years.

  The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer, the Executive Officers, including the Chief Executive Officer, and other key employees are as follows:

Base Annual Salary

  Base annual salaries are set against established salary grades reflecting the position, duties and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and each other key employee. For each salary grade, a salary range has been established consisting of maximum and minimum levels evenly distributed around a midpoint based on the compensation survey data discussed above. Base annual salaries are reviewed annually and adjusted within the established salary ranges for each salary grade to reflect individual performance and profitability of the Company or operating unit. Periodically, salary grades, compensation ranges and midpoints are reviewed and adjusted so as to remain competitive with the marketplace as determined from the compensation databases.

Annual Bonus Program

  The Key Executive Bonus Plan established by the Committee, and approved by the Board, as an annual incentive compensation plan provides cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus amount is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. With review and approval by the Compensation Committee, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants.

  The Target Bonus Opportunity set for each Plan participant is a percentage of the participant's base annual compensation. The percentage is determined by the participant's salary grade and ranges from 30 percent of base annual compensation for the lowest salary grade covered by the Plan, to 60 percent of base annual compensation for the highest salary grade.

  The amount of each actual cash bonus paid is based on the Company's or operating unit's earnings performance compared to predetermined earnings goals and the level of attainment of strategic goals. Strategic goals will vary for each Executive Officer depending on position and responsibility. Fiscal Year 1995 strategic goals included development and implementation of a restructuring plan for the reorganization of the strategic and defense operations into a new operating division, Defense and Launch Vehicles Division, completion of the planned acquisition, achievement of sales and marketing plans, new product development, customer satisfaction, quality, cost reduction and safety and environmental management. The cash bonus percentages range from: (i) 0 percent of the Target Bonus if Target Bonus Goals are not met; (ii) 40 percent to 100 percent of the Target Bonus if Target Bonus Goals are partially or fully achieved (at least 95 percent of the Target Bonus Goals must be achieved); and
(iii) up to a maximum of 200 percent of the Target Bonus depending on the level by which Target Bonus Goals are exceeded by actual performance results. The amount of the annual bonus paid on achievement of the subjectively measured qualitative goals will range from 1 percent to 25 percent of the Target Bonus Opportunity. The amount of the annual bonus paid on achievement of the earnings goal will range from a threshold of 25 percent of the Target Bonus Opportunity to a maximum of 200 percent of the Target Bonus Opportunity which is also the maximum bonus payable under the Plan. If, for example, the earnings goal is achieved and all the qualitative goals are met, a bonus payment will be made of 125 percent of the Target Bonus Opportunity: 100 percent representing the achievement of the earnings goal and 25 percent representing achievement of the qualitative goals.

  The Plan also permits the Committee to designate employees including Executive Officers as Special Participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments. No named Executive Officer received such a discretionary bonus during fiscal year 1995.

  Annual bonuses accrued for fiscal year 1995 reflect actual earnings as adjusted in the manner previously described which exceeded earnings goals set at the beginning of the fiscal year as an incentive to manage the Company and operating units profitably in an environment of reduced federal expenditures for defense and aerospace procurement. Bonus payments also reflect the attainment level of individual qualitative strategic goals against predetermined criteria as reviewed and approved by the Committee. All Executive Officers named in the Summary Compensation Table earned bonuses from the Plan.

Long-Term Incentive Plan

  The Key Executive Long-Term Incentive Plan adopted by the Committee, and approved by the Board, is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes incentive bonuses based on achievement over a three-year period of specific financial goals predetermined by the Committee for the Company and its operating units. The financial goals are based on earnings per share growth and return on total capital of the Company for each three-year period. For each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit.

  The Target Incentive Bonus opportunity is a percentage of each participant's base annual compensation determined by the participant's salary grade. Targets range from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade. The amount of the long term incentive bonus payment is formula based and is equal to 50 percent of the Target Bonus Opportunity being awarded on the achievement of earnings per share goals and 50 percent on the achievement of return on capital or investment goals, as the case may be, depending if the employee is a corporate or operating unit participant. The Plan provides that the after tax payment of the bonus award is a combination of cash and common stock of the Company. The Committee has determined that the awards beginning with the fiscal year 1994 payment will be made in a combination of cash and stock reflecting the Committee's commitment to encourage ownership of Company stock by Executive Officers and key employees participating in the Plan.

  Upon completion of a three-year performance period, the bonus paid to a participant, subject to approval by the Committee, is based on the financial goals achieved by the Company or operating unit, as the case may be, in relationship to the financial goals set by the Committee at the beginning of the Plan period. Actual performance, which varies from these goals, results in individual awards that range from 0 percent to 200 percent of Target Incentive Bonus Opportunity. For the three-year Plan period ending June 30, 1995, the Company's financial performance (measured in terms of earnings per share and return on capital or investment) exceeded the goals set at the beginning of the Plan period commencing July 1, 1992. Messrs. Wilson, Lombardo, and McNulty have earned bonuses from the Plan. Richard L. Corbin will be eligible for a bonus payment, if earned, for the plan period ending June 30, 1997.

Stock Options

  Under the Company's 1989 Stock Awards Plan approved by shareholders, the Committee is authorized to grant stock options, stock appreciation rights, shares of restricted stock and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade and stock price. The calculation of the shares in an award is determined in part by dividing the midpoint of an individual's salary range by the Company's stock price. An individual's past performance in meeting strategic goals and the number of shares granted in prior awards may also be considered by the Committee in its discretion in determining the number of shares in the grant to be awarded. Stock options granted by the Committee in August 1994 reflect the results of the Committee's review of its stock option policy. The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to impact the future performance of the Company continues to be an integral part of the compensation package at this time given industry practice. The Committee has reduced the number of participants in the plan who are not Executive Officers or other key employees in a position to impact the long term financial success of the Company and the aggregate number of options granted compared to prior years.

Perquisites

  The Committee reviews annually the Executive Officers', including the Chief Executive Officer's, perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

  The fiscal year 1995 compensation for Mr. James R. Wilson, President and Chief Executive Officer, consists of a base annual salary, an annual bonus, long term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

  The Committee has determined Mr. Wilson's salary grade, salary range, and midpoint based on his position as President and Chief Executive Officer using the salary data described above. The size of the Company, the aerospace, defense, fastening systems industries and the markets the Company serves were considered by the Committee in setting Mr. Wilson's salary level for fiscal year 1995. Mr. Wilson's base annual salary was correspondingly increased from $425,000 to $500,000 effective October 1, 1995, as the result of such review. Mr. Wilson's new base annual salary, with a Compa ratio of 99.6 (base compensation in relationship to the midpoint of the salary range to the corresponding salary grade), effectively provides Mr. Wilson with compensation that falls within the range of salaries for comparable salary grades based on the salary survey data and reflects the Committee's continuing policy of providing a competitive compensation program.

  Pursuant to the terms of the Key Executive Bonus Plan, Mr. Wilson's target bonus opportunity is set at 55 percent of his base annual compensation with a threshold bonus opportunity of 40 percent of target bonus and a maximum bonus opportunity of 200 percent of target bonus. Under the terms of the Key Executive Long-Term Incentive Bonus Plan for the three-year plan beginning July 1, 1995 and ending June 30, 1998, Mr. Wilson's target bonus opportunity was set at 100 percent of base annual compensation at July 1, 1995. The threshold bonus opportunity under this long-term incentive plan is 25 percent of target bonus opportunity and the maximum bonus opportunity is 200 percent of target.

  For fiscal year 1995, Mr. Wilson received an annual bonus award of $467,500 or 200 percent of his Target Bonus Opportunity (the maximum bonus that can be awarded under the Plan). Pursuant to the terms of the Key Executive Bonus Plan, 200 percent represents achievement of the earnings per share goals, and 25 percent represents the subjectively measured qualitative goals. Both the financial and qualitative goals were set at the beginning of the fiscal year. For fiscal year 1995, Mr. Wilson's qualitative bonus goals included his successful completion of an acquisition and other strategic and financially related plans.

  Mr. Wilson's Key Executive Long-Term Incentive Plan bonus plan payment of $266,030 represents the achievement of actual financial results consisting of earnings per share and return on capital to financial goals exceeding the target goals established at the beginning of the three year plan period beginning July 1, 1992. This bonus payment is paid 50 percent in cash and 50 percent in Company common stock based on the market price of the date of the award.

  Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company in an environment of continuing reductions in federal spending on defense and aerospace programs. Since the beginning of the five year performance period beginning July 1, 1990, and ending June 30, 1995, total shareholder value including the assumed reinvestment of dividends, has increased approximately 294 percent compared to the industry average of 214 percent. During the fiscal year 1995, earnings per share were maintained on a declining sales base and on lower volumes at Company operations serving defense-related markets. The fastening systems segment continued its growth by strong performance in the industrial fastener segment of the business and improving aerospace fastener markets for the year. The completion of a planned asset acquisition during the year further broadens the industrial fastener product line. The Space Shuttle contract continues to be well managed in terms of motor performance, delivery and cost management. The recognition of the restructuring charge recorded by the Company in the third quarter reflects the reorganization of the Company's defense and non-Shuttle related Space Operations to improve the competitive position of the Company in these markets on lower volumes and to improve profitability and cash flows. The balance sheet was strengthened by the retirement of long-term debt providing the Company with financial flexibility. The completion of a significant tax audit and corresponding refund with favorable earnings and cash flow was achieved.

1993 TAX ACT COMPENSATION LIMITS

  Section 162(m) of the Code adopted under the 1993 tax law changes, restricts the tax deductibility for certain non-formula performance based executive compensation exceeding $1 million. Mr. Wilson's compensation exceeds the $1 million compensation limit for fiscal year 1995. To the extent that such compensation in excess of the $1 million dollar limit does not meet the performance base compensation requirements, the Company may not receive the benefit of a corresponding tax deduction. The Committee has determined that applying discretion in determining all or part of the criteria for Mr. Wilson's incentive compensation awards for fiscal year 1995 outweighs the tax benefit of the corresponding tax deduction that might otherwise have been received for such compensation meeting Internal Revenue Code requirements. During the 1996 fiscal year the Committee with the advice of counsel will review the Company's compensation plans and determine which of the plans may need to be amended to comply with the Internal Revenue Service's requirements for performance base compensation established under the 1993 Tax Act. Such changes, if any, and to the extent they require stockholder approval, will be presented to stockholders at a future annual meeting.

                                          COMPENSATION COMMITTEE

                                            Charles S. Locke, Chairman

                                            James R. Burnett

                                            Edsel D. Dunford

                                            L. Dennis Kozlowski

                                            James M. Ringler

  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative stockholder return reflected by dollars on the common stock of the Company for the five year period beginning July 1, 1990, and ending June 30, 1995, as measured against (i) the Standard & Poor's 500 Stock Index; and (ii) the Standard & Poor's Aerospace and Defense Index.

  The returns shown assume that $100 was invested in Thiokol Corporation common stock starting on July 1, 1990. The returns shown also assume that all dividends paid during the five year period were reinvested.

                       [PERFORMANCE GRAPH APPEARS HERE]


                                      6/90    6/91   6/92   6/93   6/94   6/95
                                     ------- ------ ------ ------ ------ ------
Thiokol Corporation................. $100.00 133.17 143.85 201.79 228.59 293.86
Standard & Poor's 500 Index......... $100.00 107.40 121.79 138.39 140.34 176.93
Standard & Poor's Aerospace/Defense
 Index.............................. $100.00  98.30  99.64 129.07 154.31 213.90

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending June 30, 1996. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1995 meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young was the Company's independent auditors for fiscal year 1995 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during fiscal year 1995 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension and savings plan audits.

  Representatives of Ernst & Young are expected to be present at the 1995 meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1995.

  The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1995 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

  For business to be properly brought before an annual stockholders' meeting by a stockholder, advance written notice in accordance with the By-Laws of the Company must be received by the Corporate Secretary of the Company at its principal executive offices.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals intended for the proxy statement for the 1996 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than May 24, 1996.

                          ANNUAL REPORT AND FORM 10-K

  The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Thiokol Corporation Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Director of Investor Relations, Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah 84401-2398.

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

Ogden, Utah
September 22, 1995

     THIOKOL CORPORATION                           PROXY/VOTING INSTRUCTION CARD
     Ogden, Utah
     ---------------------------------------------------------------------------
P
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
R    MEETING ON OCTOBER 26, 1995.

O The undersigned hereby appoints U. EDWIN GARRISON, CHARLES S. LOCKE, and JAMES R. WILSON, or any of them, each with power of substitution, as
X proxies to vote as specified on this card all shares of common stock of Thiokol Corporation (the "Company") owned of record by the undersigned on
Y August 22, 1995, at the Company's Annual Meeting of Stockholders on October 26, 1995, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.

     Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year-ended June 30, 1995, and notice and Proxy Statement for the above Annual Meeting.

     Nominees for Election as Directors to the Class of Directors whose term expires with the 1998 Annual Meeting of Stockholders of the Company: EDSEL
     D. DUNFORD, U. EDWIN GARRISON and JAMES R. WILSON.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.

[X]  PLEASE MARK YOUR  ++                                              +    5262
     VOTES AS IN THIS  +                                               +
     EXAMPLE.          +                                               ++++++

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                     FOR     WITHHELD AS TO ALL NOMINEES
1. Election of
   Directors. (see   [_]                [_]
   reverse side)

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:

-----------------------------------------------------

                                                        FOR   AGAINST   ABSTAIN

2. Proposal to ratify appointment of Ernst & Young      [_]     [_]       [_]
   LLP as independent auditors for fiscal year 1996.

--------------------------------------------------------------------------------

              NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

              SIGNATURE(S)______________________________________________________

              __________________________________________________________________

              DATE ______________,1995

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE

                              THIOKOL CORPORATION
                                   FORM 10-Q
                               QUARTERLY REPORTS

    Thiokol Corporation's quarterly financial information is available on Form 10-Q filed with the Securities and Exchange Commission.

    If you would like to be added to Thiokol's annual mailing list for this year to receive a copy of Form 10-Q, please complete the following information:


          ----------------------------------------------------------
          Name

          ----------------------------------------------------------
          Title

          ----------------------------------------------------------
          Street Address or P.O. Box Number     Suite or Apt. Number

          ----------------------------------------------------------
          City State Zip Code

                     RETURN TO:  DIRECTOR OF INVESTOR RELATIONS
                                 THIOKOL CORPORATION
                                 2475 WASHINGTON BLVD., M/S A44
                                 OGDEN, UTAH 84401-2398

     THIOKOL CORPORATION                           PROXY/VOTING INSTRUCTION CARD
     Ogden, Utah
     ---------------------------------------------------------------------------
P
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
R    MEETING ON OCTOBER 26, 1995.

O The undersigned hereby appoints U. EDWIN GARRISON, CHARLES S. LOCKE and JAMES R. WILSON, or any of them, each with power of substitution, as
X proxies to vote as specified on this card all shares of common stock of Thiokol Corporation (the "Company") owned of record by the undersigned on
Y August 22, 1995, at the Company's Annual Meeting of Stockholders on October 26, 1995, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.

     Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year-ended June 30, 1995, and notice and Proxy Statement for the above Annual Meeting.

     Nominees for Election as Directors to the Class of Directors whose term expires with the 1998 Annual Meeting of Stockholders of the Company: EDSEL
     D. DUNFORD, U. EDWIN GARRISON and JAMES R. WILSON.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.

[X]  PLEASE MARK YOUR  ++                                              +    8898
     VOTES AS IN THIS  +                                               +
     EXAMPLE.          +                                               ++++++

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                     FOR     WITHHELD AS TO ALL NOMINEES
1. Election of
   Directors. (see   [_]                [_]
   reverse side)

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:

-----------------------------------------------------

                                                        FOR   AGAINST   ABSTAIN

2. Proposal to ratify appointment of Ernst & Young      [_]     [_]       [_]
   LLP as independent auditors for fiscal year 1996.

--------------------------------------------------------------------------------

              NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

              SIGNATURE(S)______________________________________________________

              __________________________________________________________________

              DATE ______________,1995

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE

                              THIOKOL CORPORATION
                                   FORM 10-Q
                               QUARTERLY REPORTS

    Thiokol Corporation's quarterly financial information is available on Form 10-Q filed with the Securities and Exchange Commission.

    If you would like to be added to Thiokol's annual mailing list for this year to receive a copy of Form 10-Q, please complete the following information:


          ----------------------------------------------------------
          Name

          ----------------------------------------------------------
          Title

          ----------------------------------------------------------
          Street Address or P.O. Box Number     Suite or Apt. Number

          ----------------------------------------------------------
          City State Zip Code

                     RETURN TO:  DIRECTOR OF INVESTOR RELATIONS
                                 THIOKOL CORPORATION
                                 2475 WASHINGTON BLVD., M/S A44
                                 OGDEN, UTAH 84401-2398